EXHIBIT 99.1

Minerco Resources, Inc.: Signs a Binding Letter of Intent to Acquire an Interest in a 2.6 Mega-watt Hydroelectric Asset in Honduras

HOUSTON, TX--(Marketwire - 1/25/11) - Minerco Resources, Inc. (“OTCBB: MINE”), a progressive developer, producer and provider of clean, renewable energy solutions in Latin America, announced today that  the Company has signed a binding letter of intent for the acquisition of a minimum 30% and a maximum 80% of the interest currently owned by Sesecapa Energy Company S.A. de C.V. (“SENCO”) in a 2.6 mega-watt, Hydro-Electric Project  known as “Rio Sixe” located in the La Labor, Ocotepeque, Honduras, C.A. fromSENCO, a corporation formed and operated under the laws of Honduras.

The Agreement provides for the Company to acquire a minimum of 30% and a maximum of 80% interest of the 2.6 mega-watt Rio Sixe Project. The actual ownership percentage will be defined after completion of all studies and permitting. The project is currently in the Feasibility Stage of development allowing Minerco to participate in the feasibility, development, design and construction stages of the Project. The Project is expected to start construction in 2012.

Minerco’s expected revenue from its interest in the Rio Sixe Project is between $500 thousand and $1.4 million depending on the interest acquired in the Project.  However, such estimates are based upon preliminary results and assume all studies produce anticipated results and that expenses do not exceed budget estimates. There can be no assurance that the final results and timing will be as anticipated.

“We are very excited to have a binding agreement for an interest in the Rio Sixe Project,” said Sam J Messina III, Minerco's CFO.  “The project is another great addition to our growing portfolio of clean, renewable projects in Central America, and we are very pleased to expand our partnership with the experienced team at SENCO.”

Please contact:	Minerco Resources, Inc.
info@minercoresources.com
281-994-4187

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the words “believe,” “anticipate,” “expect,” “intend,” “estimate,” and similar expressions. All statements in this document regarding the future outlook related to Minerco are forward-looking statements, including, but not limited to statements regarding the potentialrevenue to be provided by the project. Such statements are based on the current expectations, beliefs, estimates and projections of management and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, such as  the our inability to receive necessary regulatory approvals, unanticipated expenses, delays in the construction of the Project and the failure of the Project to  produce the anticipated anticipated revenue. Additional uncertainties and risks are described in our most recently filed SEC documents, such as our most recent annual report on Form 10-K. For a more detailed discussion of factors that affect our operations, please refer to our Securities and Exchange Commission filings. Copies of this filing are available through the SEC website at http://www.sec.gov. All forward-looking statements are based upon information available to us on the date hereof. The Company undertakes no obligation to update this forward-looking information.